UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 22, 2006 (March 17, 2006)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry Into a Material Definitive Agreement.

In connection with the termination of Diane Gallo, Vice President of Human Resources and an executive officer of Overland Storage, Inc. (the “Company”), as discussed more fully in Item 1.02, the Company agreed to provide to Ms. Gallo the following principal severance benefits, effective March 31, 2006, upon the execution by Ms. Gallo of a waiver and release of claims in favor of the Company as of March 31, 2006, the effective date of termination:

•                  a severance amount equal to six months base salary at her most recent rate of pay ($199,500 annually), less all applicable taxes, which amount, at Ms. Gallo’s election, will be paid in one lump sum or on a biweekly basis on the Company’s normal pay schedule;

•                  reimbursement of up to six months of COBRA premiums for health and dental insurance; and

•                  extension of her supplemental executive reimbursement benefits for six months, or until the date she secures full-time employment, whichever occurs first.

The summary of severance benefits set forth above is qualified in its entirety by reference to the Separation and General Release Agreement filed as Exhibit 99.1 to this report and incorporated herein by reference.

Item 1.02.              Termination of a Material Definitive Agreement.

On March 17, 2006, the Company gave notice to Ms.Gallo that, as a consequence of the outsourcing of the Company’s manufacturing operations, the position of Vice President of Human Resources held by Ms. Gallo was being eliminated and Ms. Gallo’s employment with the Company was accordingly being terminated effective March 31, 2006.

Such notice also constituted notice of the Company’s intent to terminate the Retention Agreement dated August 8, 2002 between Ms. Gallo and the Company.  Ms. Gallo is an “at-will” employee and the Company has the right to terminate Ms. Gallo’s employment at any time and for any reason.

Item 9.01.              Financial Statements and Exhibits.

(d)                                 Exhibits

99.1         Separation and General Release Agreement dated March 31, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: March 22, 2006		/s/ Vernon A. LoForti
	By:	Vernon A. LoForti
Vice President and CFO